Registration No. 333-95919

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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   ----------

                        POST-EFFECTIVE AMENDMENT NO. 1 TO

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                   ----------

                              FORTUNE BRANDS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

          Delaware                                          13-3295276
(State or Other Jurisdiction of                         (I.R.S. Employer
 Incorporation or Organization)                        Identification No.)

                 300 Tower Parkway, Lincolnshire, Illinois 60069
               (Address of Principal Executive Offices) (Zip Code)

                                   ----------

                                 Fortune Brands
                             Retirement Savings Plan
                            (Full Title of the Plan)

                                   ----------

      MARK A. ROCHE, ESQ.,                                    Copy to:
Senior Vice President, General Counsel                  EDWARD P. SMITH, ESQ.
        and Secretary                                  CHADBOURNE & PARKE LLP
     FORTUNE BRANDS, INC.                               30 Rockefeller Plaza
      300 Tower Parkway                               New York, New York 10112
 Lincolnshire, Illinois 60069
(Name and address of agent for service)

   Telephone number, including area code, of agent for service: (847) 484-4400

                                   ----------

       Adding Form S-3 Prospectus, Adding Exhibits and Furnishing Consent

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


                                EXPLANATORY NOTE

         The prospectus, containing information required by Part I of Form S-8 and related to this Post-Effective Amendment No. 1 to the Fortune Brands, Inc. Registration Statement on Form S-8 (Registration No. 333-95919), is omitted from this Post-Effective Amendment No. 1 in accordance with the Note to Part I of Form S-8.

         This Post-Effective Amendment No. 1 includes a reoffer prospectus, prepared in accordance with the requirements of Form S-3 (the "Reoffer Prospectus"), which may be used for the offer and sale by certain officers and directors of Fortune Brands who may be deemed to be "affiliates" of Fortune Brands, as that term is defined in Rule 405 under the Securities Act of 1933, as amended, of securities registered hereunder.

         The Reoffer Prospectus is also being filed as part of Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration No. 333-95909) for the Fortune Brands, Inc. 1999 Long-Term Incentive Plan and as part of Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration No. 333-51173) for the Fortune Brands Non-Employee Director Stock Option Plan.

         The Plan changed its name from the Defined Contribution Plan of Fortune Brands, Inc. and Participating Operating Companies to the Fortune Brands Retirement Savings Plan on October 1, 1999.

         Fortune Brands changed its name from American Brands, Inc. to Fortune Brands, Inc. on May 30, 1997.

                              Fortune Brands, Inc.

                                   ----------

                                  Common Stock

                                   ----------

         This prospectus relates to offers and sales by certain of our officers and directors (also called Selling Stockholders) who may be deemed to be "affiliates" of Fortune Brands, Inc., as defined in Rule 405 under the Securities Act of 1933, as amended, of shares of our common stock that have been or may be acquired by such persons upon exercise of nonqualified stock options granted pursuant to our Non-Employee Director Stock Option Plan (also called the Director Plan), or upon the exercise of incentive stock options or nonqualified stock options granted pursuant to our 1999 Long-Term Incentive Plan, our 1990 Long-Term Incentive Plan, as amended, our 1986 Stock Option Plan, as amended, or our 1981 Stock Option Plan, as amended (collectively called the Employee Plans), or upon the exercise of stock appreciation rights granted under the Employee Plans in respect of options, or pursuant to performance awards or restricted stock or other stock-based awards, or dividend equivalents earned thereon, under the 1999 Plan or the 1990 Plan, or that have been or may be acquired by or for the account of such persons pursuant to our Retirement Savings Plan (formerly called the Defined Contribution Plan of Fortune Brands, Inc. and Participating Operating Companies) as a result of employee or employer contributions under such plan. The shares that may be so acquired by such persons pursuant to the Director Plan and the Employee Plans are called the award shares for purposes of this prospectus and the shares that have been or may be so acquired by such persons pursuant to the Retirement Savings Plan are herein referred to as the retirement plan shares.

         The accompanying annual supplement to this prospectus sets forth who the Selling Stockholders are and the number of award shares and retirement plan shares covered by this prospectus.

         Shares covered by this prospectus may be offered and sold from time to time by or on behalf of the Selling Stockholders through brokers on the New York Stock Exchange or otherwise at the prices prevailing at the time of such sales. No specified brokers or dealers have been designated by the Selling Stockholders and no agreement has been entered into in respect of brokerage commissions or for the exclusive or coordinated sale of any securities which may be offered pursuant to this prospectus. The net proceeds to the Selling Stockholders will be the proceeds received by them upon such sales, less brokerage commissions, if any. We will pay all expenses of preparing and reproducing this prospectus, but will not receive any of the proceeds from sales by any of the Selling Stockholders.

                                   ----------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 April 28, 2000

                                   THE COMPANY

         We are a holding company with subsidiaries engaged in the manufacture and sale of home products, office products, golf products and spirits and wine.

         Our principal executive offices are currently located at 300 Tower Parkway, Lincolnshire, Illinois 60069, and our telephone number is (847) 484-4400.

                               RECENT DEVELOPMENTS

         In recent years, we have been engaged in a strategy of seeking to enhance the operations of our principal operating companies. Pursuant to this strategy, in 1999 our subsidiaries completed two acquisitions, one in the home products business and another in the office products business, for an aggregate cost of $103.6 million in cash, including fees and expenses. Also in 1999, our spirits and wine business formed an international sales and distribution joint venture, named Maxxium International B.V., with Remy-Cointreau S.A. and Highland Distillers Plc, to distribute and sell spirits in key markets outside the United States. Our subsidiary agreed to contribute assets related to its international distribution network and periodic cash payments with a total estimated value of $110 million in return for a one-third interest in the venture. During 1999, our subsidiary made a cash investment of approximately $30 million in the venture. In 1998, our subsidiaries completed three acquisitions of home products, office products and spirits and wine businesses for an aggregate cost of $271.8 million in cash, including fees and expenses. In 1997, our subsidiaries completed five acquisitions of office products, golf products and home products businesses for an aggregate cost of $92 million, including fees and expenses. In 1996, we acquired Cobra Golf Incorporated ("Cobra"), a leading manufacturer of golf clubs, for an aggregate cost of $712 million in cash, including fees and expenses.

         We have also disposed of subsidiaries having significant revenues but engaged in businesses we considered to be nonstrategic to our long-term operations. For example, in 1995, we sold American Franklin Company, whose subsidiaries were engaged in the life insurance business, to American General Corporation for $1.17 billion. In 1997, we completed the spin-off of Gallaher Group Plc ("Gallaher Group") to our stockholders. Subsidiaries of Gallaher Group compete in the international tobacco business.

         In addition, a number of other nonstrategic businesses and product lines have been sold. In 1997, one of our office products subsidiaries sold Sax Arts & Crafts, a marketer to schools of arts and crafts supplies, and in 1998, a home products subsidiary sold assets relating to the manufacture of door locks and related hardware.

         We continue to pursue the above strategy by exploring other possible acquisitions in fields related to our principal operating companies. We also cannot exclude the possibility of acquisitions in other fields or further dispositions. We are currently reviewing the portfolio of brands owned by our operating companies and evaluating our options for increasing shareholder value. Although we can provide no assurance as to whether or when any acquisitions or dispositions will be consummated, if agreement with respect to any acquisitions were to be reached, we might finance such acquisitions by issuance of additional debt or equity securities. The additional debt from any acquisitions, if consummated, would increase our debt-to-equity ratio and such debt or equity securities might, at least in the near term, have a dilutive effect on earnings per share. We also continue to consider other corporate strategies intended to enhance stockholder value. We cannot predict whether or when any such strategies might be implemented or what the financial effect thereof might be upon our debt or equity securities.

                              SELLING STOCKHOLDERS

         See the annual supplement for current information regarding the Selling Stockholders, the shares of our common stock beneficially owned by them, the award shares and savings plan shares offered by them with this prospectus and the shares of our common stock to be beneficially owned by them after completion of the offering. The address of each of the Selling Stockholders is Fortune Brands, Inc., 300 Tower Parkway, Lincolnshire, Illinois 60069.

                                     EXPERTS

         The consolidated financial statements and financial statement schedule incorporated in this prospectus by reference to Fortune Brands, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1999, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC, which the SEC maintains in the SEC's File No. 1-9076. You can read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

         You may also inspect reports, proxy statements and other information about us at the Library of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

         The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference our Annual Report on Form 10-K, our Proxy Statement for our Annual Meeting of Stockholders, any of our other filings with the SEC and described in the Annual Supplement, and any of our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

         We also incorporate by reference the following:

         o The description of our common stock, par value $3.125 per share, set forth under the headings "Description of Fortune Brands Capital Stock" and "Comparative Rights of Shareholders" on pages 94-105 of our Proxy Statement for the 1997 Annual Meeting of Stockholders of Fortune Brands, Inc.; and

         o The description of our preferred share purchase rights, set forth on our Application for Registration of Securities on Form 8-A dated December 22, 1997.

         You may request a copy of these filings, at no cost other than for exhibits of such filings, by writing to or telephoning us at the following address (or by visiting our web site at http://www.fortunebrands.com):

                           FORTUNE BRANDS, INC.
                           Legal Department
                           300 Tower Parkway
                           Lincolnshire, Illinois  60069

                           (telephone number (847) 484-4400)

         We have filed with the SEC a registration statement on Form S-8 under the Securities Act of 1933. This prospectus omits certain information contained in the registration statement, as permitted by SEC rules. You may obtain copies of the registration statement, including exhibits, as noted in the paragraph above.

         You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

         The Delaware General Corporation Law and our By-laws provide for indemnification of our officers and directors, who are also covered by certain insurance policies that we maintain. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons that control us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                 2000 SUPPLEMENT

                          To Prospectus for Offers and

                            Sales of Common Stock of

                              Fortune Brands, Inc.

                         By Certain Selling Stockholders

         This Supplement dated April 28, 2000 to the Prospectus dated April 28, 2000 relating to offers and sales of award shares and retirement plan shares by certain Selling Stockholders of Fortune Brands, Inc. contains certain current information that may change from year to year. The Supplement will be updated annually and will be delivered to each Selling Stockholder. Each current supplement should be kept with the Prospectus in the Selling Stockholder's important papers. Selling Stockholders who received the April 28, 2000 Prospectus will not be sent additional copies of the Prospectus in subsequent years unless the information in the Prospectus is required to be amended or unless a Selling Stockholder requests an additional copy by writing to Fortune Brands, Inc., Legal Department, 300 Tower Parkway, Lincolnshire, Illinois 60069. Capitalized terms used in this supplement have the meanings set forth in the prospectus.

         Date. The date of this supplement is April 28, 2000.

         Information   Regarding  Selling  Stockholders  and  Award  Shares  and
Retirement  Plan  Shares  Covered  by  the  Prospectus.  The  prospectus  covers
2,249,184 award shares that have been or may be acquired by the Selling Stockholders upon exercise or pursuant to the following awards held as of February 10, 2000:

         o incentive stock options or nonqualified stock options granted pursuant to the Employee Plans and the Director Plan, or

         o stock appreciation rights granted under the Employee Plans in respect of options under the 1999 Plan and the 1990 Plan, or

         o performance awards, awards of restricted stock or other stock-based awards, and dividend equivalents earned thereon, under the 1999 Plan and the 1990 Plan.

         The prospectus also covers 19,185 Retirement Savings Plan Shares that have been acquired pursuant to the Retirement Savings Plan and are held on December 31, 1999 by the Trustee of the Retirement Savings Plan.

      There are set forth in the following table opposite the name of each of the Selling Stockholders:

1.     Under the heading "Shares of common stock beneficially owned",

         o the shares of our common stock beneficially owned by the Selling Stockholder on February 10, 2000 (except, as stated in Note (c) after the table, beneficial ownership is disclaimed as to certain shares), including shares of our common stock (if any) of which the Selling Stockholder had the right on such date to acquire beneficial ownership pursuant to the exercise on or before April 10, 2000 of options that we have granted, plus

         o the number (if any) of shares of our common stock held on December 31, 1999 by the Trustee of the Retirement Savings Plan that is equivalent as of that date to the Selling Stockholder's undivided proportionate beneficial interest in all such shares;

2. Under the heading "Retirement Savings Plan Shares", the number (if any) of shares of our common stock held on December 31, 1999 by the Trustee of the Retirement Savings Plan that is equivalent as of that date to the Selling Stockholder's undivided proportionate beneficial interest in all such shares and offered by the prospectus;

3. Under the heading "Award shares acquired or which may be acquired and offered", the shares of our common stock that

         o have been acquired by the Selling Stockholder pursuant to performance awards, awards of restricted stock or other stock-based awards, and dividend equivalents earned thereon, if any, or upon the exercise of options and stock appreciation rights, or

         o may be acquired by the Selling Stockholder pursuant to performance awards or other stock-based awards, and dividend equivalents earned thereon, if any, or upon the exercise of options and stock appreciation rights outstanding as of February 10, 2000, and

         o may be offered or sold by the Selling Stockholder using the Prospectus.

4. Under the heading "Shares of common stock to be owned after completion of the offering", the shares of our common stock to be beneficially owned by the Selling Stockholder after completion of the offering, based on the number of shares owned on February 10, 2000.

      Certain options granted pursuant to the Employee Plans and the Director Plan may be transferred to a member of a Selling Stockholder's immediate family or to a trust for the benefit of such immediate family members. The names of such transferees and the number of award shares that may be offered by them under the Prospectus will be included in a supplement when such information becomes known. The information as to security holdings is based on information that we receive from the Selling Stockholders, from our Compensation and Stock Option Committee, our Nominating and Corporate Governance Committee and our Corporate Employee Benefits Committee, and from the Trustee of the Retirement Savings Plan, and has been adjusted to reflect (1) the spin-off of Gallaher Group Plc, effective May 30, 1997 and (2) two-for-one stock splits in the form of 100% stock dividends, at a rate of one additional share of our common stock for each share of common stock issued, effective September 10, 1986 and October 9, 1990, respectively. Shares of our common stock have attached thereto certain preferred stock purchase rights that we distributed as a dividend on December 24, 1997.



                                                                                             (3)           (4)
                                                                                            Award       Shares of
                                                                                           shares         common
                                                                 (1)                     acquired or      stock
                                                              Shares of                     which         to be
                                                               common         (2)          may be         owned
                                                                stock      Retirement     acquired        after
                                     Present principal       beneficially   Savings          and        completion
                                        positions or            owned     Plan Shares      offered     of offering
      Selling Stockholder            offices with us or       (a)(b)(c)       (a)          (b)(d)          (c)
                                        affiliates*
------------------------------   -------------------------   ------------ -------------  ------------  --------------
Eugene R. Anderson.........      Director                        16,331           -0-        7,717         11,114
Patricia O. Ewers..........      Director                         8,031           -0-        7,717          2,814
Thomas C. Hays.............      Director                       862,209       10,976       911,398         31,811
John W. Johnstone, Jr......      Director                         8,731           -0-        7,717          3,514
Sidney J. Kirschner........      Director                         3,414           -0-           -0-         3,414
Gordon R. Lohman...........      Director                         6,717           -0-        7,717          1,500
Charles H. Pistor, Jr......      Director                         4,914           -0-           -0-         4,914
Eugene A. Renna............      Director                         1,720           -0-        2,500          1,720
Anne M. Tatlock............      Director                         8,249           -0-        7,717          3,032
Norman H. Wesley...........      Director; Chairman of          350,621           -0-      623,720             -0-
                                  the Board and Chief
                                  Executive Officer

Peter M. Wilson............      Director                         5,172           -0-        4,500          3,172
Mark Hausberg..............      Senior Vice President-          79,491        1,065       130,108          1,065
                                   Finance and Treasurer

Anne C. Linsdau............      Vice President-                 16,501           -0-       57,150             -0-
                                   Human Resources
Michael R. Mathieson.......      Vice President,                  3,434           -0-       28,600            100
                                   Controller and Chief
                                   Accounting Officer
Craig P. Omtvedt...........      Senior Vice President           93,040        2,066       225,290          2,066
                                   and Chief Financial
                                   Officer
Mark A. Roche..............      Senior Vice President,         145,945        5,078       227,333          5,078
                                   General Counsel and
                                   Secretary

----------
* Positions are those with us, unless otherwise indicated. Each of the Selling Stockholders has been a director or officer of our company or one of our subsidiaries for the past three years, except for Mr. Renna, who has been a director since July 28, 1998; Ms. Linsdau, who has been Vice President - Human Resources since November 18, 1997; and Mr. Mathieson, who has been

Vice President, Controller and Chief Accounting Officer since January 1, 2000 and was Vice President and Controller from July 28, 1999 to December 31, 1999.

    (a) The numbers of shares attributable to contributions by our company under the Retirement Savings Plan included in the numbers shown in Columns (1) and (2) are as follows: Thomas C. Hays, 3,068; Mark Hausberg, 1,065; Craig P. Omtvedt, 1,108; Mark A. Roche, 3,537. The number of shares attributable to employee contributions under such Plan included in the numbers shown in Columns (1) and
(2) are as follows: Thomas C. Hays, 7,908; Craig P. Omtvedt, 958; and Mark A. Roche, 1,541.

     (b) The numbers of shares of which the Selling Stockholders had the right to acquire beneficial ownership pursuant to the exercise on or before April 10, 2000 of options that we granted included in the numbers shown in Columns (1) and
(3) are as follows: Eugene R. Anderson,  5,217; Patricia O. Ewers, 5,217; Thomas
C. Hays, 736,074;  John W. Johnstone,  Jr., 5,217; Gordon R. Lohman, 5,217; Anne
M. Tatlock, 5,217; Norman H. Wesley, 305,149; Peter M. Wilson, 2,000; Mark Hausberg, 67,986; Anne C. Linsdau, 16,501; Michael R. Mathieson, 3,334; Craig P. Omtvedt, 67,583; and Mark A. Roche, 119,760. Inclusion of such shares does not constitute an admission by any Selling Stockholder that such person is the beneficial owner of such shares.

    (c) To the best of the our knowledge, each Selling Stockholder has sole voting and investment power with respect to shares shown after such person's name in Columns (1), (2) and (4) above, other than with respect to the shares listed in Note (b) above and except as follows: Mr. Hays shares voting and investment power as a co-trustee of various family trusts with respect to 5,107 shares and with respect to which he disclaims beneficial ownership and Mr. Hays has no voting or investment power with respect to 4,000 shares held in trust for the benefit of his wife and with respect to which he disclaims beneficial ownership; Mr. Pistor shares voting and investment power with his wife with respect to 1,800 shares. The Trustee of the Retirement Savings Plan has agreed to vote the shares it holds in the Trust in accordance with instructions received from members of the Plan and shares as to which instructions are not received are voted by the Trustee proportionally in the same manner as shares as to which it has received instructions.

    (d) The numbers of shares in Column (3) include shares covered by performance awards granted under the 1999 Plan and the 1990 Plan if the maximum performance goals to which such awards relate are met for the performance periods 1998-2000, 1999-2001 and 2000-2002. The number of shares of Common Stock so covered are as follows: Thomas C. Hays, 81,000; Norman H. Wesley, 75,300; Mark Hausberg, 12,450; Anne C. Linsdau, 11,250; Michael R. Mathieson, 3,600; Craig P. Omtvedt, 37,650; Mark A. Roche, 28,500. Inclusion of such shares does not constitute an admission by any Selling Stockholder that such person is the beneficial owner of such shares.

     Market Price. The closing price per share of our common stock as reported on the New York Stock Exchange Composite Transactions on April 26, 2000 was $26.375.

    Documents Incorporated by Reference. For further current information about us and our subsidiaries, see our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, which incorporates by reference certain information, including our Consolidated Financial Statements contained in our 1999 Annual Report to Stockholders, and see also our Proxy Statement for the Annual Meeting of Stockholders held on April 25, 2000 and our Current Reports on Form 8-K dated January 11, January 20 and April 20, 2000. Each of the foregoing is on file with the Securities and Exchange Commission.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.  Exhibits

           23a2  -  Consent   of   PricewaterhouseCoopers   LLP,   independent
                    accountants.

           *24a1 - Power of Attorney authorizing certain persons to sign this Post-Effective Amendment No. 1 on behalf of certain directors and officers of Registrant.

           *24b1 - Power of Attorney authorizing certain persons to sign this Post-Effective Amendment No. 1 on behalf of administrators of the Plan.

         ----------
         *Previously   filed  in  the   Registration   Statement   on  Form  S-8
         (Registration No. 333-95919) filed February 1, 2000.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Lincolnshire, State of Illinois, on this 28th day of April, 2000.

                                       FORTUNE BRANDS, INC.

                                       By  /s/ Michael R. Mathieson
                                         ----------------------------------
                                         (Michael R. Mathieson, Vice President
                                             and Chief Accounting Officer)





         Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on this 28th day of April, 2000.

                      Signature                                            Title
                      ---------                                            -----

                  Norman H. Wesley*                      Chairman of the Board and Chief Executive
-----------------------------------------------------    Officer (principal executive officer) and
                 (Norman H. Wesley)                                      Director


                  Craig P. Omtvedt*                      Senior Vice President and Chief Financial
-----------------------------------------------------                     Officer
                 (Craig P. Omtvedt)                            (principal financial officer)


              /s/ Michael R. Mathieson                           Vice President and Chief
-----------------------------------------------------               Accounting Officer
               (Michael R. Mathieson)                         (principal accounting officer)


                 Eugene R. Anderson*                                     Director
-----------------------------------------------------
                (Eugene R. Anderson)


                  Patricia O. Ewers*                                     Director
-----------------------------------------------------
                 (Patricia O. Ewers)


                   Thomas C. Hays*                                       Director
-----------------------------------------------------
                  (Thomas C. Hays)


               John W. Johnstone, Jr.*                                   Director
-----------------------------------------------------
              (John W. Johnstone, Jr.)


                      Signature                                            Title
                      ---------                                            -----


                 Sidney J. Kirschner*                                    Director
-----------------------------------------------------
                (Sidney J. Kirschner)


                  Gordon R. Lohman*                                      Director
-----------------------------------------------------
                 (Gordon R. Lohman)


               Charles H. Pistor, Jr.*                                   Director
-----------------------------------------------------
              (Charles H. Pistor, Jr.)


                   Eugene A. Renna*                                      Director
-----------------------------------------------------
                  (Eugene A. Renna)


                   Anne M. Tatlock*                                      Director
-----------------------------------------------------
                  (Anne M. Tatlock)


                   Peter M. Wilson*                                      Director
-----------------------------------------------------
                  (Peter M. Wilson)



*By:      /s/ A. Robert Colby
    -----------------------------------------------
        (A. Robert Colby, Attorney-in-Fact)

          Pursuant to the requirements of the Securities Act of 1933, the Plan has duly caused this Post-Effective Amendment No.1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Lincolnshire, State of Illinois, on this 28th day of April, 2000.


                                        FORTUNE BRANDS RETIREMENT
                                          SAVINGS PLAN

                                        By        Anne C. Lindsau*
                                          ------------------------------------
                                             (Anne C. Lindsau, Chairman,
                                         Corporate Employee Benefits Committee)


*By       /s/ A. Robert Colby
   ------------------------------------
    (A. Robert Colby, Attorney-in-Fact)